EXHIBIT 10.13
[LETTERHEAD OF IMPAX LABORATORIES, INC.]
March 3, 2008
Michael J. Nestor

Dear Michael:
We are very happy to make an offer of employment to you with the following terms.
•	Your position will be Divisional President, Brand Products Division reporting to Larry Hsu, PhD., President & CEO.

•	Your position will be based at Hayward, California with an agreed upon start date of March 31, 2008. On your first morning, please report to our administration facility at 31047 Genstar Road, Hayward CA 94544 for new hire orientation.

•	Your starting salary will be $425,000 per year, paid biweekly.

•	You will also receive, subject to Shareholder approval, an option to purchase stock options of 75,000 shares of IMPAX stock and 30,000 Restricted Stock Units. These options have a 4 year vesting schedule at 25% per year.

•	It is the Company’s intent to negotiate in good faith an employment agreement with all senior executives as soon as it becomes current with its 10-K/10-Q filing.

•	You are eligible to receive a relocation package of $75,000 grossed up towards any and all relocation expenses you may incur for your move to California. The Company will negotiate in good faith to increase if needed at the time of your moving. However, the total relocation package will not exceed $125,000 grossed up. You and your family need to be formally moved to the Bay Area by July 2009 or we will expect full repayment of relocation expenses paid to you. You will receive $37,500 (that is 50% of $75,000) of relocation expenses with your first paycheck. The remaining 50% ($37,500) plus any additional negotiated amount will be paid out after you have provided proof to HR of permanent relocation of you and your family to the San Francisco Bay Area.

•	The Company agrees to pay for temporary housing at a mutually agreeable location until you move to the Bay Area, not to exceed a reasonable dollar amount determined by the Company.

•	You will be eligible to participate in a bonus program designed to reward you up to 75% of your annual salary, dependent on your performance and that of the Company’s.

•	Also, you are eligible to participate in the following company benefits:

√	Kaiser or Health Net Healthcare, Delta Dental, and VSP Vision (coverage effective the first of the month following 30 days of employment).

√	401(k) (participation begins the first quarter following 30 days of continuous service).

√	Short- and Long – Term Disability Insurance, Life, and Accidental Death & Dismemberment, after 90 days with the company.

√	20 days of Personal Time Off, and 10 Holidays designated yearly.

√	Eligibility to participate in the Employee Stock Purchase Plan after one year of service at a 15% discount.

√	Executive Non-Qualified Deferred Compensation Plan.
Please note this employment offer is contingent upon the successful completion of a drug test and background check paid by the Company.
Your employment is at will. Accordingly, either you or the company can terminate the employment relationship at any time, with or without cause or advance notice. This letter constitutes the entire agreement between Impax Laboratories and you respecting the position and supersedes all prior negotiations and agreements pertaining to the position, whether written or oral. No special or implied conditions or terms of employment and no amendment to this letter will be binding unless they are made in writing and signed by an officer of the company and you.
Michael, we are very happy about you joining our team. If this offer is acceptable, please sign and email or fax this document to me by the end of the business day on Friday March 7, 2008. HR’s confidential fax number is 510-429-2146. We will also be sending you the original document in the mail and will need your signature on that sometime prior to your start date.
If you have questions or concerns, please call me at 510-476-2047. We look forward to having you join IMPAX.
Sincerely,
/s/ Yvonne Boxerman
Yvonne Boxerman
Sr. Director, Human Resources

/s/ Michael J. Nestor Michael J. Nestor	Date: March 6, 2008